EXHIBIT B

IDENTIFICATION OF BANK HOLDING COMPANY SUBSIDIARY

ITEM 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Firstar Bank, National Association			BK